                                                                     EXHIBIT 2.1






                            STOCK PURCHASE AGREEMENT


                                      Dated

                                  April 8, 1999


                                 By and between


                       HILLSDALE TOOL & MANUFACTURING CO.

                       CHARTERHOUSE AUTOMOTIVE GROUP, INC.


                                       and


                               THE SHAREHOLDERS OF

                       CHARTERHOUSE AUTOMOTIVE GROUP, INC.

                                Table Of Contents

1.       DEFINITIONS.....................................................................................1
2.       SALE AND TRANSFER OF SHARES; CLOSING...........................................................10
   2.1   SHARES.........................................................................................10
   2.2   PURCHASE PRICE.................................................................................11
   2.3   CLOSING........................................................................................11
   2.4   CLOSING OBLIGATIONS............................................................................11
3.       REPRESENTATIONS AND WARRANTIES OF SELLERS......................................................12
   3.1   AUTHORITY; NO CONFLICT.........................................................................12
   3.2   CAPITALIZATION.................................................................................13
4.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................................14
   4.1   ORGANIZATION AND GOOD STANDING.................................................................14
   4.2   FINANCIAL STATEMENTS...........................................................................14
   4.3   BOOKS AND RECORDS..............................................................................15
   4.4   TITLE TO PROPERTIES; ENCUMBRANCES..............................................................15
   4.5   CONDITION AND SUFFICIENCY OF ASSETS............................................................17
   4.6   ACCOUNTS RECEIVABLE............................................................................17
   4.7   INVENTORY......................................................................................17
   4.8   NO UNDISCLOSED LIABILITIES.....................................................................18
   4.9   TAXES..........................................................................................18
   4.10  NO MATERIAL ADVERSE CHANGE.....................................................................22
   4.11  EMPLOYEE BENEFITS..............................................................................22
   4.12  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS................................26
   4.13  LEGAL PROCEEDINGS; ORDERS......................................................................28
   4.14  ABSENCE OF CERTAIN CHANGES AND EVENTS..........................................................29
   4.15  CONTRACTS; NO DEFAULTS.........................................................................30
   4.16  INSURANCE......................................................................................33
   4.17  ENVIRONMENTAL MATTERS..........................................................................35
   4.18  EMPLOYEES......................................................................................37
   4.19  LABOR RELATIONS; COMPLIANCE....................................................................37
   4.20  INTELLECTUAL PROPERTY..........................................................................38
   4.21  CERTAIN PAYMENTS...............................................................................40
   4.22  DISCLOSURE.....................................................................................40
   4.23  RELATIONSHIPS WITH RELATED PERSONS.............................................................40
   4.24  BROKERS OR FINDERS.............................................................................41
5.       REPRESENTATIONS AND WARRANTIES OF BUYER........................................................41
   5.1   ORGANIZATION AND GOOD STANDING.................................................................41
   5.2   AUTHORITY; NO CONFLICT.........................................................................41
   5.3   INVESTMENT INTENT..............................................................................42
   5.4   CERTAIN PROCEEDINGS............................................................................42
   5.5   BROKERS OR FINDERS.............................................................................42
   5.6   PREPAYMENT PENALTIES...........................................................................43
   5.7   ENVIRONMENTAL KNOWLEDGE........................................................................43

6.       INDEMNIFICATION; REMEDIES......................................................................43
   6.1   SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE...................................43
   6.2   INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS..............................................43
   6.3   INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS--    ENVIRONMENTAL MATTERS...................45
   6.4   INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER................................................47
   6.5   LIMITATIONS ON AMOUNT--SELLERS.................................................................47
   6.6   ESCROW; LIMITATION TO ESCROW AMOUNT............................................................48
   6.7   PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS..............................................48
   6.8   PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS....................................................50
   6.9   SELLERS' REPRESENTATIVE........................................................................50
7.       GENERAL PROVISIONS.............................................................................50
   7.1   EXPENSES.......................................................................................50
   7.2   PUBLIC ANNOUNCEMENTS...........................................................................50
   7.3   NOTICES........................................................................................51
   7.4   JURISDICTION; SERVICE OF PROCESS...............................................................52
   7.5   FURTHER ASSURANCES.............................................................................52
   7.6   CERTAIN TAX RETURNS............................................................................53
   7.7   WAIVER.........................................................................................53
   7.8   ENTIRE AGREEMENT AND MODIFICATION..............................................................53
   7.9   DISCLOSURE LETTER..............................................................................53
   7.10  ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS.............................................54
   7.11  SEVERABILITY...................................................................................54
   7.12  SECTION HEADINGS, CONSTRUCTION.................................................................54
   7.13  TIME OF ESSENCE................................................................................54
   7.14  GOVERNING LAW..................................................................................55
   7.15  COUNTERPARTS...................................................................................55
   7.16  RELEASE........................................................................................55
   7.17  STOCKHOLDERS' AGREEMENT........................................................................55
   7.18  INSURANCE DIVIDENDS............................................................................55

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is made on April 8, 1999, by Hillsdale Tool & Manufacturing Co., a Michigan corporation ("Buyer"), Charterhouse Automotive Group, Inc., a Delaware Corporation and the shareholders of Charterhouse Automotive Group, Inc. listed on Exhibit A hereto (individually a "Seller" and collectively the "Sellers").

                                     RECITAL

         Sellers own and desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Charterhouse Automotive Group, Inc., a Delaware corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"Accounts Receivable" -- as defined in Section 4.6.

"Acquired Companies" "Acquired Companies" -- the Company and its
Subsidiaries, collectively.

"Acquired Company" -- the Company or any of its Subsidiaries.

"Actual Knowledge" - a Person will be deemed to have "Actual Knowledge" of a particular fact or other matter only:

         (a) if such Person is a Seller and is a natural person, if such Seller actually knew and was aware of such fact or other matter;

         (b) if such Person is a Seller and not a natural person, if the chief executive officer of such Person or the Person actually signing the Agreement on such Seller's behalf actually knew and was aware of such fact or other matter; or

         (c) if such Person is an Acquired Company, if one or more of the Persons listed on Exhibit B actually knew and was aware of such fact or other matter.

"Ancillary Documents" -- the Disclosure Letter and the Post-Closing Escrow Agreement.

"Applicable Contract" -- any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

"Balance Sheets" -- as defined in Section 4.2.

"Base Purchase Price" -- as defined in Section 2.2.

"B.O.T.T. Escrow Agreement" -- an Escrow Agreement between Sellers, Hitachi Metals America, Ltd. and the Escrow Agent of even date herewith regarding the Company's guaranty of certain indebtedness of EMI Company to The Bank of Tokyo - Mitsubishi, Ltd. (formerly The Bank of Tokyo Trust Company).

"B.O.T.T. Escrow Amount" -- the sum of Two Million Six Hundred Sixty Thousand Dollars ($2,660,000.00).

"Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, that continues beyond any applicable cure period, or (b) any meritorious claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, meritorious claim, occurrence, or circumstance.

"Buyer" -- as defined in the first paragraph of this Agreement.

"Carpenter" -- Carpenter Enterprises Limited, a Michigan corporation and an indirect wholly-owned Subsidiary of the Company.

 "Closing" -- as defined in Section 2.3.

"Closing Date" -- April 8, 1999.

"Company" -- as defined in the Recitals of this Agreement.

"Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including:

         (a) the sale of the Shares by Sellers to Buyer;

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

         (b) the execution, delivery, and performance of the Ancillary
Documents;

         (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

         (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Acquired Companies.

"Contract" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied), including without limitation any purchase order or price quotation, that is legally binding.

"Damages" -- as defined in Section 6.2.

"Disclosure Letter" -- the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

"Effective Time" -- as defined in Section 2.3.

"Encumbrance" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, voting agreement or trust, easement, zoning ordinance, restrictive covenant or other restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Environment" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"Environmental, Health, and Safety Liabilities" -- any cost, damages, expense, liability, obligation, or other responsibility of any Acquired Company arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

         (a) any environmental, health, or safety matters or conditions (including on-site or off- site contamination, occupational safety and health, and regulation of chemical substances or products);

         (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

         (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective actions, including any investigation,

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

cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

         (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "corrective action," "removal," "remedial," and "response action," include but are not limited to the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. section 9601 et seq., as amended ("CERCLA") and the Resource Conservation and Recovery Act, 42 U.S.C. section 6901 et seq., as amended ("RCRA").

"Environmental Law" -- any Legal Requirement that requires or relates to:

         (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

         (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

         (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

         (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

         (e) protecting resources, species, or ecological amenities;

         (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

         (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

         (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

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

"Escrow Agent" -- Firstar Bank, N.A.

"Escrow Agreements" -- the B.O.T.T. Escrow Agreement, the Household Escrow Agreement, the Post-Closing Escrow Agreement and the Sanwa Escrow Agreement.

"Escrow Amounts" -- the sum of the Post-Closing Escrow Amount, the Phantom Stock Escrow Amount, the B.O.T.T. Escrow Amount, the Household Escrow Amount and the Sanwa Escrow Amount.

"Facilities" -- any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

"GAAP" -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheets and the other financial statements referred to in Section 4.2 were prepared.

"Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body" -- any:

         (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

         (b) federal, state, local, municipal, foreign, or other government;

         (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

         (d) multi-national organization or body; or

         (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Hazardous Activity" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

"Hazardous Materials" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials, and all materials containing any such waste or other substance.

"Household Escrow Agreement" -- an Escrow Agreement between Sellers, Household Commercial Financial Services, Inc. ("Household"), Escrow Agent and Hitachi Metals, Ltd. of even date herewith regarding the Company's guarantee of certain indebtedness of EMI Company to Household.

"Household Escrow Amount" -- the sum of Five Million Five Hundred Thousand Dollars ($5,500,000.00).

"HSR Act" -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Intellectual Property Assets" -- as defined in Section 4.20.

"Interim Balance Sheet" -- as defined in Section 4.2.

"IRC" -- the Internal Revenue Code of 1986, as amended. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

"IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

         (a) such individual is actually aware of such fact or other matter; or

         (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

An Acquired Company will be deemed to have "Knowledge" of a particular fact or other matter only if any individual listed on Exhibit B hereto has, or at any time had, Knowledge of such fact or other matter.

"Letter of Intent" -- the letter of intent from Buyer to the Company dated December 8, 1998, as amended.

"Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Material Contract" -- as defined in Section 4.15.

"Occupational Safety and Health Law" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

 "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

"Organizational Documents" -- (a) the articles or certificate of incorporation and the regulations, bylaws and any similar documents of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership;
(c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, organization or governance of a Person; and (e) any amendment to any of the foregoing.

"Owned Real Property" -- as defined in Section 4.4.

"Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Phantom Stock Amount" -- Three Million One Hundred Forty-Five Thousand Five Hundred Fifty One Dollars ($3,145,551.00).

"Phantom Stock Closing Payment" -- The Phantom Stock Amount less the Phantom Stock Escrow Amount.

"Phantom Stock Escrow Amount" -- Five Hundred Thousand Dollars ($500,000).

"Phantom Stock Plan" -- The Carpenter Enterprises Limited Amended 1993 Phantom Stock Plan, as amended.

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

"Plan" -- as defined in Section 4.11(a).

"Post-Closing Escrow Agreement" -- as defined in Section 2.4(c).

"Post-Closing Escrow Amount" -- Four Million Five Hundred Thousand Dollars ($4,500,000.00).

"Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Purchase Price" -- the Base Purchase Price plus the amounts paid to the Sellers' Representative from the Escrow Amounts (other than the Phantom Stock Escrow Amount).

"Real Property Interest" -- as defined in Section 4.4.

"Related Person" -- with respect to a particular individual:

         (a) each other member of such individual's Family;

         (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

         (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

         (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

         (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

         (b) any Person that holds a Material Interest in such specified Person;

         (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

         (d) any Person in which such specified Person holds a Material
Interest;

         (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

         (f) any Related Person of any individual described in clause (b) or
(c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

"Release" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional, which is unpermitted by any Governmental Body.

"Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Response" -- as defined in Section 6.3.

"Sanwa Escrow Agreement" -- an Escrow Agreement between Sellers, Hitachi Metals America, Ltd. and Escrow Agent of even date herewith regarding the Company's guaranty of certain indebtedness of EMI Company to The Sanwa Bank Limited.

"Sanwa Escrow Amount" -- the sum of Two Million Six Hundred Sixty Thousand Dollars ($2,660,000.00)

"Securities Act" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Sellers" -- as defined in the first paragraph of this Agreement.

"Sellers' Closing Documents" -- as defined in Section 3.1(a).

"Sellers' Representative" -- as defined in Section 6.9.

"Shares" -- as defined in the Recitals of this Agreement.

"Subsidiary" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"Tax" or "Taxes" -- any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on any Acquired Company, including, without limitation, taxes imposed on, or measured by, income, franchise, profits, or gross receipts, and also ad valorem, value added, sales, use, service, service use, real or personal property, capital stock, license, payroll, withholding, employment, social security, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer, and gains taxes, and customs duties.

"Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Threat of Release" -- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (in writing, or, to the Knowledge of any Acquired Company, orally) or any notice has been given (in writing, or, to the Knowledge of any Acquired Company, orally), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.


2. SALE AND TRANSFER OF SHARES; CLOSING

2.1 SHARES

         Subject to the terms and conditions of this Agreement, Sellers are selling and transferring the Shares to Buyer, and Buyer is purchasing the Shares from Sellers.


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

2.2 PURCHASE PRICE

         (a) The base purchase price (the "Base Purchase Price") for the Shares is Twenty-Two Million Five Hundred Eighty-Nine Thousand Nine Hundred Forty-Nine Dollars ($22,589,949.00) (representing Forty-One Million Fifty-Five Thousand Five Hundred Dollars ($41,055,500.00) LESS the Phantom Stock Closing Payment and the Escrow Amounts).

         (b) Buyer has delivered the Escrow Amounts in escrow pursuant to the Escrow Agreements to secure certain obligations of the Sellers, Mr. E. C. Dietz and the Acquired Companies. If and when released from escrow to Sellers' Representative pursuant to the terms of the Escrow Agreements, payments made with respect to the Escrow Amounts (and all earnings thereon) other than the Phantom Stock Escrow Amount shall be deemed to be additional purchase price to the Sellers, and payments made with respect to the Phantom Stock Escrow Amount shall be applied to satisfy Carpenter's obligations under the Phantom Stock Plan.

         (c) Sellers irrevocably appoint Sellers' Representative as their paying agent for the Purchase Price and agree that payment to or at the direction of the Sellers' Representative constitutes payment to the Sellers. Sellers acknowledge and agree that Buyer has fully satisfied its obligation to pay for the Shares by paying the Base Purchase Price to Sellers' Representative and delivering the Escrow Amounts in escrow to the Escrow Agent under the Escrow Agreements.

2.3 CLOSING

         The purchase and sale of the Shares (the "Closing") provided for in this Agreement shall be deemed to have occurred effective as of 12:01 a.m. (local time) on March 1, 1999 (the "Effective Time") (it being understood and agreed that Buyer does not owe any interest on the Purchase Price from the Effective Time to the date of this Agreement).

2.4 CLOSING OBLIGATIONS

At the Closing:

         (a) Sellers are delivering to Buyer:

         (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

         (ii) an opinion of Proskauer Rose LLP;

         (iii) an opinion of Pepper Hamilton LLP;



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

         (iv) a certificate of Charterhouse Group International, Inc.; and

         (v) releases of guarantees from each of The Bank of Tokyo - Mitsubishi, Ltd., Household Commercial Financial Services, Inc. and The Sanwa Bank Limited.

         (b) Buyer is paying:

         (i) the Base Purchase Price and the Phantom Stock Closing Payment by wire transfer to Sellers' Representative; and

         (ii) the Escrow Amounts by wire transfer to the Escrow Agent.

         (c) Buyer, Sellers and Mr. E.C. Dietz are entering into an escrow agreement (the "Post-Closing Escrow Agreement") with the Escrow Agent.

3. REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each Seller severally (and not jointly) represents and warrants to Buyer as follows:


3.1 AUTHORITY; NO CONFLICT

         (a) This Agreement constitutes the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms. The Post-Closing Escrow Agreement, and any other documents executed and delivered by Sellers at the Closing (collectively, the "Sellers' Closing Documents") constitute the legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms. Such Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform its obligations under this Agreement and the Sellers' Closing Documents.

         (b) Except as set forth in Part 3.1 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

         (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of such Seller or any Acquired Company, or (B) any resolution adopted by the board of directors or other governing body or the stockholders or other equity owners of such Seller or any Acquired Company;

         (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or such Seller, or any of the assets owned or used by any Acquired Company, may be subject; or

         (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, any Contract to which such Seller or any of such Seller's Shares are subject or bound.

Except as set forth in Part 3.1 of the Disclosure Letter, neither such Seller nor any Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.2 CAPITALIZATION

         The authorized equity securities of the Company consist of 215,000 shares of common stock, par value $0.001 per share, of which 195,535.80 shares are issued and outstanding and constitute the Shares. Such Seller has and is transferring to Buyer the record and beneficial ownership of the Shares listed as owned by him, her or it on Part 3.2 of the Disclosure Letter, free and clear of all Encumbrances. Part 3.2 of the Disclosure Letter contains a complete list of all record and beneficial owners and holders of the Shares and all other equity securities of each Acquired Company. Except as set forth in Part 3.2 of the Disclosure Letter, and with the exception of the Shares (which are owned by Sellers), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. All of the outstanding equity securities of each Acquired Company (including without limitation the Shares) have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Part 3.2 of the Disclosure Letter, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Subject to indemnification by the Sellers under Section 6.2 below, the Company represents and warrants to Buyer as follows:

4.1 ORGANIZATION AND GOOD STANDING

         (a) Part 4.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, and any other jurisdictions in which it is authorized to do business. Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

         (b) The Company has delivered to Buyer true and correct copies of the Organizational Documents of each Acquired Company, as currently in effect.

4.2 FINANCIAL STATEMENTS

         The Company has delivered to Buyer: (a) audited consolidated balance sheets of the Acquired Companies and audited balance sheets of Carpenter as at June 30 in each of the years 1996 and 1997, and the related audited statements of income, changes in stockholders' equity, and cash flow (consolidated in the case of the Acquired Companies) for each of the fiscal years then ended, together with the report thereon of Ernst & Young, independent certified public accountants, (b) an audited consolidated balance sheet of the Acquired Companies and an audited balance sheet of Carpenter as at June 30, 1998 (including the notes thereto, the "Balance Sheets"), and the related statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended (consolidated in the case of the Acquired Companies), together with the report thereon of Ernest & Young, independent certified public accountants, and (c) an unaudited balance sheet of Carpenter as at February 28, 1999 (the "Interim Balance Sheet") and the related unaudited statement of income for the seven months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Acquired Companies and Carpenter, as applicable, as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheets); the financial statements referred to in this
Section 4.2 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

4.3 BOOKS AND RECORDS

         The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders and the Boards of Directors of the Acquired Companies, and no meeting of any such stockholders or Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books. No committee of the Board of Directors of any Acquired Company has taken any action (i) inconsistent with any action of the applicable Board of Directors, or (ii) involving any transaction that is material to the applicable Acquired Company. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

4.4 TITLE TO PROPERTIES; ENCUMBRANCES

         (a) Part 4.4 of the Disclosure Letter contains a complete and accurate list of all real property (freehold or leaseholds) or other interests in real property owned by any Acquired Company ("Real Property Interests"). The Company has delivered or made available to Buyer true and correct copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such Real Property Interests, and copies of all title insurance policies, opinions, abstracts, and surveys, in each case in the possession of Sellers or the Acquired Companies and relating to such Real Property Interests.

         (b) The Acquired Companies own (with good and marketable title in the case of real property, subject only to the matters permitted by the following subsection (c)) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Acquired Companies or reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Balance Sheets and the Interim Balance Sheets (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 4.15 of the Disclosure Letter and personal property sold since the date of the Balance Sheets and the Interim Balance Sheets, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheets

(except for personal property acquired and sold since the date of the Balance Sheets in the Ordinary Course of Business and consistent with past practice).

         (c) Except as disclosed on Part 4.4 of the Disclosure Letter, all properties and assets reflected in the Balance Sheets and the Interim Balance Sheets and all other assets of the Acquired Companies are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, zoning ordinances, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (i) mortgages or security interests listed on Part 4.4 of the Disclosure Letter, securing specified liabilities or obligations shown on the Balance Sheets, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (ii) liens for current taxes not yet due and payable without interest or penalties, and (iii) with respect to real property, (A) easements and other restrictions of record, if any, which do not individually or in the aggregate materially detract from the value or impair the current use of the property subject thereto, or impair the current operations of any Acquired Company, and (B) zoning laws and other land use restrictions that do not impair the present use of the property subject thereto.

         (d) Except as disclosed on Part 4.4 of the Disclosure Letter, each Real Property Interest listed as "owned" on Part 4.4 of the Disclosure Letter ("Owned Real Property") is properly zoned for its current use without any variance and no portion of any Owned Real Property is the subject of, or to the Knowledge of the Acquired Companies is affected by, any condemnation or eminent domain proceeding, change in zoning, or assessment currently pending, Threatened or, to the Knowledge of the Acquired Companies, proposed. The use of any Owned Real Property by any Acquired Company is not a nonconforming use grandfathered under any applicable Legal Requirement. No person other than an Acquired Company has any right to occupy any Owned Real Property; an Acquired Company currently holds exclusive possession thereof, and no person has any right to purchase or lease all or any portion of any Owned Real Property.

         (e) Except as set forth on Part 4.4 of the Disclosure Letter, all buildings, plants, and structures owned by the Acquired Companies lie wholly within the boundaries of the real property owned by the Acquired Companies and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

         (f) The applicable Acquired Company has the right under valid and subsisting leases to occupy and control as a tenant all Real Property Interests listed as "leased" on Part 4.4 of the Disclosure Letter.

         (g) Except as set forth on Part 4.4 of the Disclosure Letter, all Owned Real Property is serviced by water, gas, electric, sewer and all other necessary utilities, the utility lines for such service enter such Owned Real Property from a public street, no utility line servicing any Owned Real Property encroaches on any adjoining real property, and all such utilities are sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

(h) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.


4.5 CONDITION AND SUFFICIENCY OF ASSETS

         Except as disclosed in Part 4.5 of the Disclosure Letter, to the Knowledge of the Acquired Companies, the buildings, plants, structures, improvements and equipment of the Acquired Companies are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put; none of such buildings, plants, structures, improvements or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, and none of such buildings, plants, structures, improvements or equipment violate any Legal Requirements, including without limitation any building, safety, fire or other codes. The building, plants, structures, improvements and equipment of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.


4.6 ACCOUNTS RECEIVABLE

          All accounts receivable of the Acquired Companies that are reflected on the

Balance Sheets or the Interim Balance Sheets or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part
4.6 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheets, which list sets forth the aging of such Accounts Receivable.


4.7 INVENTORY

         All inventory of the Acquired Companies reflected in the Balance Sheets or the Interim Balance Sheet consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheets or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.


4.8 NO UNDISCLOSED LIABILITIES

         Except as set forth in Part 4.8 of the Disclosure Letter, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheets or the Interim Balance Sheets, liabilities arising on or after the date thereof under Contracts (other than as a result of a Breach thereof) and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.


4.9 TAXES

         (a) Except as otherwise disclosed in Part 4.9(a) of the Disclosure
Letter:

         (i) Each Acquired Company has filed (or received an appropriate extension of time to file, which extension is listed on Part 4.9(a) of the Disclosure Letter) all Tax Returns required to be filed by it, and in each case, the applicable Acquired Company has paid all Taxes shown to be due on such Tax Returns or otherwise due, and has made appropriate provision on the Balance Sheets for any Taxes not yet due, and all such Tax Returns were, are and will be true, correct and complete;

         (ii) From June 19, 1987 through the Closing Date, the Acquired Companies filed consolidated federal income tax returns as members of an affiliated group of which the Company is the common parent;

         (iii) None of the Tax Returns filed by or on behalf of any Acquired Company which remain open to examination or assessment under the applicable statutes of limitations of any taxing jurisdiction (an "Open Return") contains a disclosure statement under Section 6662 of the IRC or any similar provision of state, local, foreign or other law; and

         (iv) The Company has delivered to Buyer (A) copies of any written tax sharing agreements or arrangements between any Acquired Company, any affiliate, or any third party, (B) true and complete descriptions of any such agreement, arrangement or practice not reduced to writing, and (C) a written statement setting forth (1) the amount, if any, owed by or to any Acquired Company (and the party or parties to or by which any such amounts are owed) under any such agreement, arrangement or practice as of the date such statement was given, and (2) a good-faith calculation, which shall be materially correct, of the estimated amounts, if any, that any Acquired Company will pay (and the party to which or by which such payment will be made) thereunder between the date of the statement described in clause (1) and the Closing Date.

         (b) Part 4.9(b) of the Disclosure Letter contains a list of all Open Returns; none of such Open Returns have been examined by the applicable taxing authority.

         (c) Except as otherwise disclosed in Part 4.9(c) of the Disclosure
Letter:

         (i) All tax deficiencies asserted or assessed against any Acquired Company or its affiliates have been paid or finally settled;

         (ii) Each Acquired Company and its affiliates have made all payments of estimated Taxes required to be made under Section 6655 of the IRC and any comparable provisions of state, local, foreign or other law;

         (iii) All amounts that are required to be collected or withheld by any Acquired Company have been duly collected or withheld, and have been duly remitted or deposited in accordance with law;

         (iv) There is no outstanding request for any extension of time within which to pay any Taxes;

         (v) There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes;

         (vi) There is no pending or threatened action, audit, proceeding or investigation for the assessment or collection of any Taxes;

         (vii) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Acquired Company;

         (viii) There are no requests for rulings, subpoenas, or requests for information pending with respect to any taxing authority;

         (ix) Any adjustment of Taxes made by the IRS in any examination which is required to be reported to state, local, foreign or other taxing authorities has been so reported, and any additional Taxes due with respect thereto have been paid; and

         (x) No power of attorney has been granted by any Acquired Company and is currently in force with respect to any matter relating to Taxes.

         (d) Except as otherwise disclosed in Part 4.9(d) of the Disclosure
Letter:

         (i) No taxing authority has raised any issue with respect to the liability of any Acquired Company or any affiliate for any Tax that, by the application of similar principles, might result in the issuance of a Notice of Deficiency or similar notice of intention to assess Taxes by any taxing authority;

         (ii) No Acquired Company or any affiliate has taken any action that would have the effect of deferring any liability for Taxes for any Acquired Company from any taxable period ending on or before the Closing Date to any taxable period ending thereafter that has not been disclosed on an Open Return or as part of the work papers for such Open Return;

         (iii) No excess loss account (within the meaning of Treas. Regs.
Section 1.1502-19) exists with respect to any Subsidiary;

         (iv) No Acquired Company has any deferred gain or loss arising from deferred intercompany transactions, within the meaning of Treas. Regs. Section 1.1502-13;

         (v) No consent has been filed under Section 341(f) of the IRC with respect to any Acquired Company;

         (vi) No payment which will or may be made by any Acquired Company will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the IRC;

         (vii) No Acquired Company has participated in or cooperated with any international boycott, within the meaning of Section 999 of the IRC;

         (viii) No Acquired Company is required to include in income any adjustment pursuant to Section 481(a) of the IRC (or any similar provision of law or regulations) by reason of a change in accounting method; neither the IRS nor any other taxing authority is asserting any such change in accounting method, nor to the Knowledge of any Acquired Company is the IRS or any other taxing authority considering any such change in accounting method; from the period beginning July 1, 1998 and ending on the Closing Date, no Acquired Company has made any change in any accounting method;

         (ix) No Acquired Company has disposed of any property which has been accounted for Tax purposes under the installment method;

         (x) No Acquired Company is a party to any interest rate swap, currency swap or similar transaction;

         (xi) No Acquired Company has issued or assumed any corporate acquisition indebtedness, within the meaning of Section 279(b) of the IRC, or any obligation described in Section 279(a)(2) of the IRC;

         (xii) The net operating loss and other carryovers available to each Acquired Company as of the Closing Date will be as set forth in Part 4.9(d)(xii) of the Disclosure Letter; as of the Closing Date the ability of the Company and each Subsidiary to use such carryovers will not have been affected by Sections 382, 383 or 384 of the IRC or by the SRLY or CRCO limitations of Treas. Regs. Sections 1.1502-21A or 1.1502-22A except as a consequence of the sale of the Shares;

         (xiii) No Acquired Company owns any interest in an entity which is characterized as a partnership for federal income tax purposes;

         (xiv) As of the Closing Date, no Acquired Company will have sustained an "overall foreign loss" within the meaning of Section 904(f) of the IRC;

         (xv) As of the Closing Date, no Acquired Company will have any "non-recaptured net section 1231 losses," within the meaning of Section 1231(c) of the IRC other than any such losses disclosed in the Tax Returns for the five most recent preceding taxable years or any work papers for such Tax Returns;

         (xvi) No election under Section 1504(d) of the IRC has been made with respect to any Acquired Company;

         (xvii) None of the assets of any Acquired Company is property which is required to be treated as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the IRC;

         (xviii) None of the assets of any Acquired Company directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the IRC;

         (xix) None of the assets of any Acquired Company is "tax-exempt use property" within the meaning of Section 168(h) of the IRC;

         (xx) No Acquired Company has made a consent dividend election under
Section 565 of the IRC;

         (xxi) No Acquired Company is, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the IRC) during the applicable period specified in Section 897(c)(1)(A)(ii) of the IRC;

         (xxii) No Acquired Company has or has ever had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country; and

         (xxiii) The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the IRC, or of Subchapter A of Chapter 3 of the IRC or of any other provision of law.

         (e) The Acquired Companies have delivered to Buyer true, complete and correct copies of all Open Returns and all work papers with respect to such Open Returns.

         (f) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

         (i) cause Buyer or any Acquired Company to become subject to, or to become liable for the payment of, any Tax; or

         (ii) cause any of the assets owned by any Acquired Company to be reassessed or revalued by any taxing authority or other Governmental Body under any Applicable Contract.


4.10 NO MATERIAL ADVERSE CHANGE

         Since the date of the Balance Sheets, there has not been any material adverse change in the business, operations, properties, prospects, assets, or financial condition of any Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.


4.11 EMPLOYEE BENEFITS

         (a) As used in this Section 4.11, the following terms have the meanings set forth below.

"Company Other Benefit Obligation" means an Other Benefit Obligation owed, adopted, or followed by an Acquired Company or an ERISA Affiliate of an Acquired Company.

"Company Plan" means all Plans of which an Acquired Company or an ERISA Affiliate of an Acquired Company is or was a Plan Sponsor, or to which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise contributes or has contributed, or in which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

"ERISA Affiliate" means, with respect to an Acquired Company, any other person that, together with the Company, would be treated as a single employer under IRC section 414.

"Multi-Employer Plan" has the meaning given in ERISA section 3(37)(A).

"Other Benefit Obligations" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include without limitation consulting agreements under which the compensation paid does not depend upon the amount of service rendered, bonus plans, "phantom stock" or similar plans, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC section 132.

"Plan" has the meaning given in ERISA section 3(3).

"Plan Sponsor" has the meaning given in ERISA section 3(16)(B).

"Qualified Plan" means any Plan that meets or purports to meet the requirements of IRC section 401(a).

"Welfare Plan" has the meaning given in ERISA section 3(1).

         (b)

         (i) Part 4.11(b)(i) of the Disclosure Letter contains a complete and accurate list of all Company Plans and Company Other Benefit Obligations with respect to employees or former employees of the Acquired Companies.

         (ii) None of the Company Plans or Company Other Benefit Obligations are defined benefit plans (as defined in ERISA section 3(35)) subject to Title IV of ERISA, Multi-Employer Plans, money purchase pension plans subject to IRC section 412, or cafeteria plans subject to IRC section 125. None of the Company Plans or Company Other Benefit Obligations are funded through a trust fund other than the Qualified Plans subject to IRC section 401(k). None of the Company Plans or Company Other Benefit Obligations provides or is required to provide post-retirement or post-employment welfare benefits other than as required by the continuation coverage provisions of ERISA sections 601-606.

         (iii) Since 1992, no ERISA Affiliate of an Acquired Company has ever maintained, sponsored, or contributed to or has ever been required to maintain, sponsor or contribute to a defined benefit plan (as defined in ERISA section 3(35)) subject to Title IV of ERISA or a Multi-Employer Plan.

         (c) The Company has delivered to Buyer:

         (i) all documents that set forth the terms of each Company Plan and Company Other Benefit Obligation, including (A) all summary plan descriptions of Company Plans for which the Acquired Companies are required to prepare, file, and distribute summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans or Company Other Benefit Obligations for which a plan description or summary plan description is not required;

         (ii) all personnel, payroll, and employment manuals and policies;

         (iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Acquired Companies and the ERISA Affiliates of the Acquired Companies, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

         (iv) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

         (v) all registration statements filed with respect to any Company Plan;

         (vi) all insurance policies purchased by or to provide benefits under any Company Plan;

         (vii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan or Company Other Benefit Obligation;

         (viii) all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan or Company Other Benefit Obligation;

         (ix) a sample notification to employees of their rights under ERISA section 601-606.

         (x) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan and Other Benefit Obligations, including all schedules thereto and the opinions of independent accountants;

         (xi) all correspondence between any Acquired Company or any employee of an Acquired Company in his or her role as representative of any Company Plan and the IRS or the Department of Labor relating to any Company Plan, during the four years preceding the date of this Agreement.

         (xii) with respect to the Company Plans that are subject to IRC section 401(k), a copy of the most recent favorable determination letters, or if the Company Plan is a standardized prototype plan, a copy of the most recent favorable opinion letter issued to the prototype plan sponsor.

         (d) Except as set forth in Part 4.11(d) of the Disclosure Letter:

         (i) The Acquired Companies have performed all of their respective obligations under all Company Plans and Company Other Benefit Obligations. The Acquired Companies have made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans and Obligations that have accrued but are not due.

         (ii) No statement, either written or oral, has been made by any Acquired Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to any Acquired Company or to Buyer.

         (iii) The Acquired Companies, with respect to all Company Plans and Company Other Benefits Obligations, are, and each Company Plan and Company Other Benefit Obligation, is, in full compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 4.11, and with any applicable collective bargaining agreement.

                  (A) No transaction prohibited by ERISA section 406 and no "prohibited transaction" under IRC section 4975(c) have occurred with respect to any Company Plan.

                  (B) No Seller or Acquired Company has any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

                  (C) No Seller or Acquired Company has any liability under ERISA section 502.

                  (D) All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

                  (E) All contributions and payments made or accrued with respect to all Company Plans and Company Other Benefit Obligations are deductible under IRC section 162 or section 404. No amount, or any asset of any Company Plan is subject to tax as unrelated business taxable income.

         (iv) Each Company Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

         (v) Since January 1, 1994, there has been no establishment or amendment of any Company Plan or Company Other Benefit Obligation.

         (vi) No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

         (vii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan or Company Other Benefit Obligation, is pending or, to Sellers' Knowledge, is Threatened.

         (viii) Each Qualified Plan of each Acquired Company is qualified in form and operation under IRC section 401(a); each trust for each such Plan is exempt from federal income tax under IRC section 501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

         (ix) No Seller or ERISA Affiliate of an Acquired Company has any outstanding liability as of the date of this Agreement with respect to any Multi-Employer Plan or defined benefit plan (as defined in ERISA section 3(35)) subject to Title IV of ERISA.

         (x) Sellers and all Acquired Companies have complied with the provisions of ERISA section 601 et seq. and IRC section 4980B.

         (xi) No payment that is owed or may become due to any director, officer, employee, or agent of any Acquired Company will be non-deductible to the Acquired Companies or subject to tax under IRC section 280G or section 4999; nor will any Acquired Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

         (xii) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.


4.12 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

         (a) Except as set forth in Part 4.12 of the Disclosure Letter:

         (i) each Acquired Company is, and at all times since January 1, 1994 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

         (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

         (iii) no Acquired Company has received, at any time since January 1, 1994, any notice or other communication (written or, to the Knowledge of the Acquired Companies, oral) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal

Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         (b) Part 4.12 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company. Each Governmental Authorization listed or required to be listed in Part 4.12 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 4.12 of the Disclosure Letter:

         (i) each Acquired Company is, and at all times since January 1, 1994 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 4.12 of the Disclosure Letter;

         (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 4.12 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 4.12 of the Disclosure Letter;

         (iii) no Acquired Company has received, at any time since January 1, 1994, any notice or other communication (written or, to the Knowledge of the Acquired Companies, oral) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization;

         (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 4.12 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies; and

         (v) neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company.

The Governmental Authorizations listed in Part 4.12 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.


4.13 LEGAL PROCEEDINGS; ORDERS

         (a) Except as set forth in Part 4.13 of the Disclosure Letter:

         (i) there is no pending Proceeding that has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company, or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

         (ii) no Proceeding described in clause (i) above has been Threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

The Company has delivered or made available to Buyer true and correct copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 4.13 of the Disclosure Letter.

         (b) Except as set forth in Part 4.13 of the Disclosure Letter:

         (i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject; and

         (ii) no officer, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

         (c) Except as set forth in Part 4.13 of the Disclosure Letter:

         (i) each Acquired Company is, and at all times since January 1, 1994 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

         (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and

         (iii) no Acquired Company has received, at any time since January 1, 1994, any notice or other communication (whether written or, to the Knowledge of the Acquired Companies, oral) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.


4.14 ABSENCE OF CERTAIN CHANGES AND EVENTS

         Except as set forth in Part 4.14 of the Disclosure Letter, since the date of the Balance Sheets, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

         (a) change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

         (b) amendment to the Organizational Documents of any Acquired Company;

         (c) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

         (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

         (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

         (f) entry into, termination of, or receipt of notice of termination of any Material Contract;

         (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

         (h) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $100,000;

         (i) material change in the accounting methods used by any Acquired Company; or

         (j) agreement, whether written or, to the Knowledge of the Acquired Companies, oral, by any Acquired Company to do any of the foregoing.


4.15 CONTRACTS; NO DEFAULTS

         (a) Part 4.15(a) of the Disclosure Letter contains a complete and accurate list, and the Company has delivered to Buyer true and complete copies, of (each a "Material Contract"):

         (i) each Applicable Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $100,000;

         (ii) Each Applicable Contract pursuant to which an Acquired Company is currently receiving services or has outstanding obligations with any director, officer, employee, consultant, agent or any other independent contractor;

         (iii) each Applicable Contract involving any indebtedness for borrowed money of any Acquired Company (including any mortgages, security agreements, pledge agreements or similar Contracts executed in connection therewith) and any guarantee by an Acquired Company of indebtedness, obligations or liability of another Person;

         (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000);

         (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

         (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

         (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

         (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or any Affiliate of an Acquired Company or limit the freedom of any Acquired Company or any Affiliate of an Acquired Company to engage in any line of business anywhere in the world or to compete with any Person anywhere in the world;

         (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

         (x) each power of attorney that is currently effective and outstanding;

         (xi) Each Applicable Contract relating to indemnification or contribution for liabilities, including, without limitation, any liability relating to environmental matters;

         (xii) Each Applicable Contract relating to the disposal of surplus or waste products;

         (xiii) Each Applicable Contract and related documentation relating to the sale of any Subsidiary, division or line of business (assets or stock) by any Acquired Company or former Subsidiary of the Company (or any divisions) since June 19, 1987;

         (xiv) Each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

         (xv) Each Applicable Contract granting any right of first refusal to acquire any business or assets, or pursuant to which any Acquired Company has granted any such rights;

         (xvi) Each Applicable Contract relating to the acquisition of any real estate or the construction of any improvements on real estate since June 19, 1987;

         (xvii) The form of each warranty, guaranty, and or other similar undertaking with respect to products sold or contractual performance extended by any Acquired Company during the past five years (other than as set forth in the standard terms and conditions in purchase orders from customers);

         (xviii) Each other Applicable Contract (other than Applicable Contracts not required to be listed above by reason of not meeting dollar amounts) that is material to any Acquired Company; and

         (xix) Any contracts in process of negotiation that would be included in the foregoing if in force.

         (b) Except as set forth in Part 4.15(b) of the Disclosure Letter:

         (i) no Seller (and no Related Person of a Seller) has or may acquire any rights under, and no Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

         (ii) no officer, agent, employee, consultant, or contractor of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

         (c) Except as set forth in Part 4.15(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 4.15(a) of the Disclosure Letter (other than under Section 4.15(a)(xx)) is in full force and effect and is valid and enforceable in accordance with its terms.

         (d) Except as set forth in Part 4.15(d) of the Disclosure Letter:

         (i) each Acquired Company is, and at all times has been, in full compliance with all applicable terms and requirements of each Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound;

         (ii) to the Knowledge of the Acquired Companies, each Person other than an Acquired Company that has or had any obligation or liability under any Contract under which an Acquired Company currently has or had during the past five (5) years any rights is, and at all times has been, in full compliance with all applicable terms and requirements of such Contract;

         (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract;

         (iv) no Acquired Company has given to or received from any other Person, at any time since January 1, 1994, any notice or other communication (whether written or, to the Knowledge of the Acquired Companies, oral) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract; and

         (v) neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract.

         (e) Except as set forth in Part 4.15(e) of the Disclosure Letter, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

         (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

         (g) The Company has delivered to Buyer true and correct copies of each Applicable Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $100,000.


4.16 INSURANCE

         (a) The Acquired Companies have delivered or made available to Buyer:

         (i) true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company, is or has been covered at any time within the five (5) years preceding the date of this Agreement;

         (ii) true and complete copies of all pending applications for policies of insurance; and

         (iii) any statement by the auditor of any Acquired Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

         (b) Part 4.16(b) of the Disclosure Letter describes:

         (i) any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder;

         (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company; and

         (iii) all obligations of the Acquired Companies to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

         (c) Part 4.16(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the four (4) preceding policy years:

         (i) a summary of the loss experience under each policy; and

         (ii) a statement describing each claim under an insurance policy for an amount in excess of $100,000, which sets forth:

                  (A) the name of the claimant;

                  (B) a description of the policy by insurer, type of insurance, and period of coverage; and

                  (C) the amount and a brief description of the claim.

         (d) Except as set forth on Part 4.16(d) of the Disclosure Letter:

         (i) All policies to which any Acquired Company is a party or that provide coverage to any Acquired Company, or any director or officer of an Acquired Company:

                  (A) are valid, outstanding, and enforceable;

                  (B) to the Knowledge of the Acquired Companies, are issued by an insurer that is financially sound and reputable;

                  (C) are sufficient for compliance with all Legal Requirements and Contracts to which any Acquired Company is a party or by which any of them is bound; and

                  (D) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Acquired Company.

         (ii) No Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

         (iii) The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

         (iv) The Acquired Companies have given timely notice to the insurer of all claims that may be insured thereby which notice is required under the policy to establish coverage.

         (v) The Acquired Companies have given timely notice to the insurer of all potential claims or occurrences that could develop into claims that may be insured thereby which notice is required under the policy to establish coverage.


4.17 ENVIRONMENTAL MATTERS

         Except as set forth in Part 4.17 of the Disclosure Letter:

         (a) Each Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         (b) There are no pending or Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

         (c) No Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity or Hazardous Materials which may give rise to any Environmental Health and Safety Liability, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         (d) No Acquired Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which any Acquired Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

         (e) There are no Hazardous Materials present on, under or in the Environment at the Facilities, including but not limited to any Hazardous Materials contained in barrels, drums, totes, above or underground storage tanks, landfills, land deposits, dumps, surface impoundments, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon, except for the storage in appropriate non-leaking containers and use of consumables in the Ordinary Course of Business of an Acquired Company in amounts used in the Ordinary Course of Business of an Acquired Company, which Hazardous Materials are being generated, used, handled, stored, labelled, registered and disposed of in compliance with all applicable Legal Requirements. No Acquired Company, any other Person for whose conduct they are or may be held responsible, or any other Person, has, with respect to any Hazardous Materials used, generated or stored at any Real Property Interest, disposed or arranged for the disposal of or released such Hazardous Materials on property other than a Real Property Interest. No Acquired Company, any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

         (f) There has been no Release or Threat of Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest, whether by any Acquired Company, or any other Person.

         (g) The Acquired Companies have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

4.18     EMPLOYEES

         (a) Part 4.18 of the Disclosure Letter contains a complete and accurate list of the following information for each employee of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 1996; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

         (b) No employee of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Acquired Companies by any such employee or director.

         (c) Part 4.18 of the Disclosure Letter also contains a complete and accurate list of the following information for each category of retired employee or director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: number of category members, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.


4.19 LABOR RELATIONS; COMPLIANCE

         (a) Part 4.19 of the Disclosure Letter contains a complete list of any collective bargaining Contract to which any Acquired Company has been a party since January 1, 1994 or is a party. Each applicable Acquired Company is in full compliance with and has performed all of its obligations under, all collective bargaining Contracts to which it is a party or by which it is bound.

         (b) Except as set forth on Part 4.19 of the Disclosure Letter,

         (i) No grievance or arbitration proceeding arising out of or under any collective bargaining Contracts is pending or has been Threatened and to the Knowledge of the Acquired Companies no basis for any such grievance or arbitration proceeding exists;

         (ii) Since January 1, 1994 there has not been, there is not presently pending or existing, and there is not presently Threatened:

                  (A) any strike, slowdown, picketing, or work stoppage,

                  (B) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, Occupational Safety and Health Administration or any comparable Governmental Body, or

                  (C) any application for certification of a collective bargaining agent or, to the Knowledge of the Acquired Companies, any union organizing activity against or affecting any Acquired Company.

         (c) To the Knowledge of the Acquired Companies, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute other than business conditions generally.

         (d) There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company.

         (e) Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         (f) No Contract imposes restrictions on any Acquired Company from relocating or closing any of its facilities or requires prior notice, consultation or bargaining in connection therewith in addition to any such restrictions imposed by law.


4.20 INTELLECTUAL PROPERTY

         (a) Intellectual Property Assets--The term "Intellectual Property Assets" includes:

         (i) the name "Carpenter Enterprises, Ltd.", all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

         (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

         (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

         (iv) all rights in mask works (collectively, "Rights in Mask Works");
and

         (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by any Acquired Company as licensee or licensor.

         (b) Part 4.20(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Companies, of all Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $50,000.00 under which an Acquired Company is the licensee. There are no outstanding and no Threatened disputes or disagreements with respect to any such agreement.

         (c) Know-How Necessary for the Business

         (i) The Intellectual Property Assets are all those necessary for the operation of the Acquired Companies' businesses as they are currently conducted. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

         (ii) No employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

         (d) The Acquired Companies have no Patents, Copyrights or Marks.

         (e) Trade Secrets

         (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

         (ii) The Acquired Companies have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

         (iii) One or more of the Acquired Companies has good title and an exclusive absolute right to use the Trade Secrets. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.


4.21 CERTAIN PAYMENTS

         Since January 1, 1994, no Acquired Company or director, officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company, or
(iv) in violation of any Legal Requirement.


4.22 DISCLOSURE

         (a) No representation or warranty of Sellers or the Company in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         (b) There is no fact known to any Acquired Company that has specific application to any Acquired Company (other than general economic or industry conditions) and that materially adversely affects or materially threatens, the assets, business, prospects, financial condition, or results of operations of the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.


4.23 RELATIONSHIPS WITH RELATED PERSONS

         No Seller or any Related Person of Sellers or of any Acquired Company has, or since July 1, 1995 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. Except as set forth in Part 4.23 of the Disclosure Letter, no Seller or any Related Person of Sellers or of any Acquired Company is, or since July 1, 1995 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at prevailing market prices and on prevailing market terms. Except as set forth in Part 4.23 of the Disclosure Letter, no Seller or any Related Person of Sellers or of any Acquired

Company is a party to any Contract with, or has any claim or right against, any Acquired Company.


4.24 BROKERS OR FINDERS

         Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.


5. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:


5.1 ORGANIZATION AND GOOD STANDING

         Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan.


5.2 AUTHORITY; NO CONFLICT

         (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Post-Closing Escrow Agreement and any other documents executed and delivered by Buyer at Closing (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

         (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

         (i) any provision of Buyer's Organizational Documents;

         (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

         (iii) any Legal Requirement or Order to which Buyer may be subject; or

         (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

         Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.


5.3 INVESTMENT INTENT

         Buyer acknowledges that the Shares have not been registered under the Securities Act or any state securities laws. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act. Buyer has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of the ownership and acquisition of the Shares. Buyer is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act. Buyer acknowledges and agrees that the certificate representing the Shares will contain substantially the following legend:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY OTHER STATE OR FEDERAL SECURITIES STATUTE. NO REOFFER, SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION THEREOF MAY BE MADE UNLESS THE INTERESTS ARE REGISTERED UNDER THE ACT AND ANY OTHER APPLICABLE SECURITIES STATUTE, OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS APPLICABLE TO SUCH TRANSACTION.


5.4 CERTAIN PROCEEDINGS

         There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.


5.5 BROKERS OR FINDERS

         Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5.6 PREPAYMENT PENALTIES

         The prepayment penalty on Carpenter's indebtedness to NBD Bank is $325,000. If Carpenter pays less than $325,000 to NBD Bank as a prepayment penalty on such indebtedness, then the Purchase Price shall be increased by one-half of the difference between $325,000 and the prepayment penalty actually paid.


5.7 ENVIRONMENTAL KNOWLEDGE

         Buyer does not have knowledge as of the date hereof of any Environmental, Health and Safety Liabilities with respect to Carpenter that are not disclosed in the reports listed on Attachment A to Part 4.17 of the Disclosure Letter


6. INDEMNIFICATION; REMEDIES


6.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

         All representations, warranties, and obligations in this Agreement, the Disclosure Letter and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The representations and warranties of the Company in Section 4 will terminate and expire on October 8, 2000, provided, however that any representation and warranty that is the subject of a claim for indemnification as of that date shall survive with respect to such claim until final resolution of such claim. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, and obligations.


6.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

         Subject to the limitations in this Section 6, including but not limited to Sections 6.5 and 6.6 below, each Seller will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third- party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

         (a) any Breach of any representation or warranty made by such Seller in this Agreement, the Disclosure Letter or any other certificate or document delivered by Sellers pursuant to this Agreement;

         (b) Any Breach of any representation or warranty made by the Company in this Agreement, the Disclosure Letter or any other certificate or document delivered by Sellers pursuant to this Agreement;

         (c) any item listed on Schedule 6.2(c) hereto;

         (d) any product shipped or manufactured by, or any services provided by, any Acquired Company prior to the Closing Date (other than with respect to nonconforming parts rejected by customers in the Ordinary Course of Business);

         (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

         (f) any liability, obligation or expense incurred by such Seller or any Acquired Company in connection with the negotiation and preparation of this Agreement, any of the Ancillary Documents, the Disclosure Letter or the Letter of Intent, or otherwise in connection with the Contemplated Transactions; and

         (g) any Damages with respect to indebtedness or obligations of EMI Company or Charterhouse - EMI Holdings, Inc., including without limitation any liability under a Guaranty dated September 30, 1991 in favor of Household Commercial Financial Services, Inc., a Guaranty Agreement dated January 18, 1995 in favor of The Bank of Tokyo Trust Company and/or a Joint and Several Letter of Guaranty dated January 18, 1995 in favor of The Sanwa Bank Limited.

         Sellers waive and release any claim for contribution or indemnification from, and any claim of subrogation to any rights of Buyer against, any Acquired Company.

         The remedies provided in this Section 6.2 and Section 6.3 below are the exclusive remedy available to Buyer and the other Indemnified Persons with respect to this Agreement and the Contemplated Transactions, except for any claim based on fraud or deceit.

         Sellers shall not be required to indemnify Buyer or any Acquired Company for any Breach of a representation and warranty arising out of an increase in Taxes to the extent resulting from a position taken on any Income Tax Return filed after the Closing

Date that is different from the position taken on a prior tax return with respect to the applicable subject matter.


6.3      INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS-- ENVIRONMENTAL
         MATTERS

         (a) In addition to the provisions of Section 6.2, and subject to the limitations in this Section 6, including but not limited to Sections 6.5 and 6.6 below, each Seller will indemnify and hold harmless Buyer, the Acquired Companies, and the other Indemnified Persons for, and will pay to Buyer, the Acquired Companies, and the other Indemnified Persons the amount of, any Damages (including costs of investigation, defense, cleanup, containment, or other remediation (a "Response")) arising, directly or indirectly, from or in connection with:

         (i) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or any Acquired Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on, at or under the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or any Acquired Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or any Acquired Company or by any other Person for whose conduct they are or may be held responsible; or

         (ii) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or any Acquired Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Companies prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on, at or under the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on, at or under any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Sellers or any Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

         (b) Sellers' Representative will be entitled to control any Response, and any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this
Section 6.3, provided that the following shall apply: (i) it will be conclusively established for purposes of this Agreement that the Response is within the scope of and subject to indemnification under this Section 6.3, (ii) such Response shall be performed by an environmental consulting firm or firms of national recognition reasonably acceptable to Buyer (each, a "Consultant");
(iii) Buyer may take split or duplicate samples of any samples taken by any Consultants, or perform such other testing as Buyer deems appropriate, in each case at Buyer's sole cost; (iv) any reports, documents, correspondence, or other items to be submitted to or filed with a Governmental Body shall be provided to Buyer at least fourteen (14) business days in advance of submission or filing, unless required to be filed sooner under a Legal Requirement, in which case it shall be provided to Buyer as far in advance as is practical under the circumstances, and shall be subject to Buyer's approval, which shall not be unreasonably withheld, (v) Buyer shall have the right to participate in any meetings (including telephonic conferences) with representatives of Governmental Bodies, and Sellers' Representative shall use reasonable efforts to give Buyer at least five (5) days prior notice of any such meetings, or as much advance notice as is practical under the circumstances, (vi) Buyer shall receive copies of all correspondence received from Governmental Bodies by Sellers or any Consultant with respect to such Response, (vii) such Response shall be conducted in a manner that minimizes disruption of the operations of the Acquired Companies; and (viii) such Response shall be pursued diligently, as promptly as possible and in accordance with good engineering practices. If Sellers, or any Consultant engaged by Sellers, fail to perform any obligation in this Section 6.3, then Buyer shall be entitled to assume control of any Response and Sellers shall remain obligated to indemnify Buyer for any and all Damages in connection therewith (including, but not limited to, any expenses incurred related to assumption of control over such Response). If Sellers effect a Response, then Sellers shall indemnify and hold Buyer and the Acquired Companies harmless from and against any and all Damages caused by, arising out of or related to such Response, including but not limited to any damage to the assets of any Acquired Company by a Consultant. The procedure described in Section 6.7 regarding third party claims will apply to any claim solely for monetary damages relating to a matter covered by this Section 6.3.

         (c) Buyer shall not, and shall cause the Acquired Companies not to, conduct any soil or groundwater sampling or testing at any Facilities after the Closing Date unless (i) required by a Legal Requirement, or (ii) Buyer or an Acquired Company has a reasonable basis to suspect that Hazardous Substances may be present at, on or under a Facility at levels that give rise to an Environmental, Health and Safety liability that triggers liability under this
Section 6.3, and except as may be required in connection with item 2 on Schedule 6.2(c). Notwithstanding the foregoing, Sellers' agree that any purchaser or potential purchaser of any Facility shall have the right to do such sampling and testing as it deems appropriate, and may share any data or reports with the Acquired Companies.

         (d) Sellers shall only be required to remediate any Facility to the minimum standards required by applicable Legal Requirements for an industrial facility.


6.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

         Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement,
(b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.


6.5 LIMITATIONS ON AMOUNT--SELLERS

         (a) Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clauses (b) or (d) of Section 6.2, or of Section 6.3, until the total of all Damages with respect to such matters exceeds $300,000, and then only for the amount by which such Damages exceeds $300,000. However, this Section 6.5(a) will not apply to any Breach of any representations and warranties of which any Acquired Company or any Seller had Actual Knowledge at any time prior to the date hereof.

         (b) The indemnification liability of Sellers with respect to any claim under Sections 6.2 or 6.3 shall be reduced by the net amount of proceeds from insurance policies actually received by any Acquired Company with respect to such claim (it being understood and agreed that any deductible, self-insured retention, retro premium or similar payment by any Acquired Company shall apply to the $300,000 deductible referenced in subsection (a) above). The Acquired Companies shall use reasonable efforts to obtain payment under applicable insurance policies, provided that the Acquired Companies shall not be required to commence litigation. If the Acquired Companies are unable to obtain payment under any policy which provides applicable coverage for a claim for which Sellers have indemnified Buyer or the Acquired Companies, then the Acquired Companies shall assign their rights against the insurance carriers with respect to such claim, to the extent assignable, to Sellers' Representative.

         (c) Notwithstanding anything in this Agreement to the contrary, no Seller shall have any liability under this Agreement in excess of his, her or its proportionate share of the Purchase Price based on his, her or its shareholdings in the Company.

6.6 ESCROW; LIMITATION TO ESCROW AMOUNT

         (a) Buyer has placed Five Million Dollars ($5,000,000) of the Purchase Price (consisting of the Post-Closing Escrow Amount and the Phantom Stock Escrow Amount) in escrow pursuant to the Post-Closing Escrow Agreement (which amount will be reduced on September 1, 1999 to $2,500,000, PLUS the amount of any paid or then-pending claims, under the terms of the Post-Closing Escrow Agreement) to secure performance of the Sellers' indemnification obligations in Sections 6.2 and 6.3. If Buyer has a claim for indemnification under Sections 6.2 or 6.3, it may assert a claim against the Post-Closing Escrow Amount and the Phantom Stock Escrow Amount pursuant to the provisions of the Post-Closing Escrow Agreement.

         (b) Except for claims for indemnification relating to any Breach of representations and warranties of which any Seller or any Acquired Company had Actual Knowledge at any time prior to the date hereof (it being understood and agreed that there will be no limit to the Post-Closing Escrow Amount with respect to any such claims for indemnification), Buyer's claims for indemnification under Sections 6.2(b), 6.2(c), 6.2(d) or 6.3 shall be limited to the Post-Closing Escrow Amount.


6.7 PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

         (a) Promptly after receipt by an indemnified party of notice of the commencement of any Proceeding against it subject to indemnification under
Section 6.2, 6.4 or (to the extent provided in the last sentence of Section 6.3(b)) Section 6.3, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

         (b) If any Proceeding referred to in Section 6.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 6 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent (which will not be unreasonably withheld) unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

         (e) With respect to the handling of any inquiry, examination or proceeding that could result in a determination with respect to Taxes due or payable by any Acquired Company for which Sellers may be required to indemnify Buyer or the other Indemnified Persons (a "Tax Contest"), Buyer shall give Sellers' Representative reasonable notice of the progress of, and reasonable opportunity to participate in, all aspects of the Tax Contest, and Buyer shall, at its sole expense, exercise control over the Tax Contest. Buyer shall not settle any Tax Contest in a manner that would cause Buyer to incur Damages for which Sellers would be required to indemnify Buyer without the written consent of Sellers' Representative, which consent will not be unreasonably withheld.

6.8 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

         A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought with a reasonably detailed explanation of such claim.


6.9 SELLERS' REPRESENTATIVE

         Each of the Sellers hereby irrevocably designates Charterhouse Group International, Inc. ("Sellers' Representative") as its representative under this Agreement and any Ancillary Document. Each of the Sellers agrees that Buyer may give any required notice to such Seller by giving notice to the Sellers' Representative in accordance with Section 7.3 below. Each Seller hereby irrevocably appoints Sellers' Representative as its lawful attorney in fact with respect to this Agreement and any Ancillary Document, with full power and authority to act for such Seller in any matter arising under this Agreement or any Ancillary Document, including without limitation with respect to any claim by Buyer for indemnification under this Section 6 and any claim by Buyer under the Escrow Agreement. Each Seller acknowledges and agrees that such power of attorney is coupled with an interest and is irrevocable.


7. GENERAL PROVISIONS


7.1      EXPENSES

         Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Buyer will pay the HSR Act filing fee. Sellers will cause the Acquired Companies not to incur, and will reimburse the Acquired Companies for, any out-of-pocket expenses in connection with this Agreement or the Contemplated Transactions. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.


7.2 PUBLIC ANNOUNCEMENTS

         Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Buyer will not unreasonably withhold consent to Sellers placing a "tombstone" advertisement in financial publications.

7.3 NOTICES

         All notices and other communications by any party hereunder shall be in writing to the other parties and shall be deemed to have been duly given (i) when delivered personally, regardless of whether the recipient is open for business or any representative is available or signs for such delivery, if delivered by 5:00 p.m. on a business day, otherwise the next business day, (ii) on the third business day following the date of deposit, if deposited by 5:00 p.m. on a business day, otherwise following the first business day after the date of deposit, in United States certified mail, regardless of whether returned undelivered, (iii) on the date of delivery by a courier service, as conclusively evidenced by a receipt from such service, regardless of whether the recipient is open for business or any representative is available or signs for such delivery, if delivered by 5:00 p.m. on a business day, otherwise the next business day, or
(iv) on the date of telecopy if telecopied prior to 5:00 p.m. local time of the recipient on a business day, otherwise on the next business day, in any case addressed or telecopied as follows:

         (a) If to Sellers or any Seller:

                           c/o Charterhouse Group International, Inc.
                           535 Madison Avenue
                           New York, New York  10022-4299

                           Attention: Ms. Patricia A. M. Riley

                           Facsimile No.: (212) 750-9704

                  with a required copy to:

                           Pepper Hamilton LLP
                           36th Floor
                           100 Renaissance Center
                           Detroit, MI  48243-1157

                           Attention: Michael B. Staebler, Esq.

                           Facsimile No.: (313) 259-7926

         (b) If to Buyer:

                           Hillsdale Tool & Manufacturing Co.
                           135 E. South Street
                           Hillsdale, MI  49242

                           Attention:  William D. Oeters

                           Facsimile No.: (517) 439-0280

                  with a required copy to:

                           Eagle-Picher Industries, Inc.
                           250 East Fifth Street, 5th Floor
                           Cincinnati, OH  45202

                           Attention:  General Counsel

                           Facsimile No.:  (513) 629-2572


7.4 JURISDICTION; SERVICE OF PROCESS

         Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any of the Ancillary Documents may be brought against any of the parties in the courts of the State of Michigan, County of Wayne, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Michigan, Southern Division, in Detroit, Michigan, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world pursuant to the notice provisions contained herein. Each Seller hereby irrevocably appoints Sellers' Representative as its agent for service of process and agrees that service on such Seller may be made by service on Sellers' Representative.


7.5 FURTHER ASSURANCES

         The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

7.6 CERTAIN TAX RETURNS

         Buyer, at its expense, shall be responsible for the timely preparation of the federal, state, and local income tax returns required to be filed after the date of this Agreement by any Acquired Company for periods that end on or before the Closing Date, including the federal consolidated income tax return to be filed by the Company for the period the begins July 1, 1998 and ends on the Closing Date.


7.7 WAIVER

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.


7.8 ENTIRE AGREEMENT AND MODIFICATION

         This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended or waived except by a written agreement executed by the party to be charged with the amendment or waiver.


7.9 DISCLOSURE LETTER

         (a) The disclosures in the Disclosure Letter must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement except as expressly cross referenced therein.

         (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.


7.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

         Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any affiliate of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.


7.11 SEVERABILITY

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.


7.12 SECTION HEADINGS, CONSTRUCTION

         The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.


7.13 TIME OF ESSENCE

         With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.14 GOVERNING LAW

         This Agreement will be governed by the internal laws of the State of Michigan without regard to conflicts of laws principles.


7.15 COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


7.16 RELEASE

         Each Seller, on behalf of itself and each of its Related Persons, hereby releases and forever discharges the Buyer, the Company and each of the other Acquired Companies, and each of their respective individual, joint or mutual, past, present and future Representatives, affiliates, stockholders, controlling persons, Subsidiaries, successors and assigns (individually, a "Releasee" and collectively, "Releasees") from any and all claims, demands, Proceedings, causes of action, Orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which any of the Sellers or any of their respective Related Persons now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing, known or unknown and whether or not relating to claims pending on, or asserted after, the Closing; provided, however, that nothing contained herein shall operate to release any obligations of Buyer arising under this Agreement or any Ancillary Document.


7.17 STOCKHOLDERS' AGREEMENT

         Sellers agree that the Stockholders' Agreement dated June 19, 1987, as amended, among the Sellers and the Company is hereby terminated.


7.18 INSURANCE DIVIDENDS

         The Company shall pay to Sellers' Representative any dividends received after the Effective Time with respect to the retrospective premium endorsement to Carpenter's Workers' Compensation and Employers' Liability Policy for policy years beginning July 22, 1994 and ending July 22, 1997.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

HILLSDALE TOOL & MANUFACTURING CO.

By:               /s/ William D. Oeters
       ------------------------------------------
Name:             William D. Oeters
       ------------------------------------------
Title:            President
       ------------------------------------------


CHARTERHOUSE AUTOMOTIVE GROUP, INC.

By:               /s/ Stephen A. Rhodes
       ------------------------------------------
Name:             Stephen A. Rhodes.
       ------------------------------------------
Title:            President
       ------------------------------------------

SELLERS:
Stephen A. Rhodes                                            CHARTERHOUSE MEZZANINE PARTNERS, L.P.
Joseph P. S. Pampel
Dover Street III, LP                                         By:      Charterhouse Investors, Inc.
Slough Parks Holdings Incorporated                           Its:     General Partner
Electra Investment Trust P.L.C.
Charterhouse Finance Corporation Limited
Merifin N.V.                                                 By:      /s/ Patricia A.m. Riley
Merril M. Halpern                                                  --------------------------------
Jerome Katz                                                  Name:    Patricia A.m. Riley
A. Lawrence Fagan                                                  --------------------------------
Kipp Gosewehr                                                Title:   Senior Vice President
Patricia A. M. Riley (f/k/a Patricia R. Merrick)                   --------------------------------
CHEF Nominees Limited
Thomas C. Dircks
David G. Hoffman
Phyllis Haberman

By:  CHARTERHOUSE GROUP
     INTERNATIONAL, INC.,
     as attorney-in-fact

By:      /s/ Patricia A.m. Riley
      --------------------------------
Name:    Patricia A.m. Riley
      --------------------------------
Title:   Managing Director
      --------------------------------

                                    EXHIBIT A
                                    ---------


Charterhouse Mezzanine Partners, L.P.
Stephen A. Rhodes
Joseph P. S. Pampel
Dover Street III, LP
Slough Parks Holdings Incorporated
Electra Investment Trust P.L.C.
Charterhouse Finance Corporation Limited
Merifin N.V.
Merril M. Halpern
Jerome Katz
A. Lawrence Fagan
Kipp Gosewehr
Patricia A.M. Riley (f/k/a Patricia R. Merrick)
CHEF Nominees Limited
Thomas C. Dircks
David G. Hoffman
Phyllis Haberman

                                    EXHIBIT B
                                    ---------


                                                                 Mr. E. C. Dietz
Mr. John O'Connell
Mr. John Clark
Mr. Kent Kopriva
Mr. Richard Kent
Mr. Michael Shepler
Mr. Morgan Moss

                Schedule 6.2(c) - Certain Indemnification Matters

Omitted.

The registrant will furnish supplementally a copy to the Commission upon request.